Gladstone Commercial Corporation Reports Results for the Second Quarter Ended June 30, 2018

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., July 30, 2018 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ: GOOD) ("Gladstone Commercial") today reported financial results for the second quarter ended June 30, 2018.  A description of funds from operations ("FFO") and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to Gladstone Commercial's quarterly financial supplement and Quarterly Report on Form 10-Q, each of which are available on the Investor Relations section of our website at www.GladstoneCommercial.com.
Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	June 30, 2018	March 31, 2018		$ Change	% Change
Operating Data:
Total operating revenue	$26,593	$26,353		$240	0.9%
Total operating expenses	(17,542)	(17,402)		(140)	0.8%
Other expense, net	(6,526)	(4,346)	(1)	(2,180)	50.2%
Net income	$2,525	$4,605		$(2,080)	(45.2)%
Less: Dividends attributable to preferred stock	(2,609)	(2,582)		(27)	1.0%
Less: Dividends attributable to senior common stock	(233)	(232)		(1)	0.4%
Net (loss) income (attributable) available to common stockholders	$(317)	$1,791		$(2,108)	(117.7)%
Add: Real estate depreciation and amortization	11,773	11,586		187	1.6%
Less: Gain on sale of real estate	—	(1,844)		1,844	100.0%
Funds from operations available to common stockholders - basic	$11,456	$11,533		$(77)	(0.7)%
Add: Convertible senior common distributions	233	232		1	0.4%
Funds from operations available to common stockholders - diluted	$11,689	$11,765		$(76)	(0.6)%

Funds from operations available to common stockholders - basic	11,456	11,533		(77)	(0.7)%
Add: Acquisition related expenses	67	19		48	252.6%
Add: Write-off of deferred financing fees	—	6		(6)	(100.0)%
Less: Write off of debt discount	—	(49)		49	100.0%
Core funds from operations available to common stockholders - basic	$11,523	$11,509		$14	0.1%
Add: Convertible senior common distributions	233	232		1	0.4%
Core funds from operations available to common stockholders - diluted	$11,756	$11,741		$15	0.1%

Share and Per Share Data:
Net (loss) income (attributable) available to common stockholders - basic and diluted	(0.01)	0.06		(0.07)	(116.7)%
FFO available to common stockholders - basic	0.40	0.41		(0.01)	(2.4)%
FFO available to common stockholders - diluted	0.40	0.40		—	—%
Core FFO available to common stockholders - basic	0.41	0.40		0.01	2.5%

Core FFO available to common stockholders - diluted	0.40		0.40		—	—%
Weighted average shares of common stock outstanding - basic	28,437,852		28,420,995		16,857	0.1%
Weighted average shares of common stock outstanding - diluted	29,182,179		29,165,995		16,184	0.1%
Cash dividends declared per common share	$0.375		$0.375		$—	—%

Financial Position
Real estate, before accumulated depreciation	$907,636	(2)	$906,971	(2)	$665	0.1%
Total assets	$912,008		$923,106		$(11,098)	(1.2)%
Mortgage notes payable, net, borrowings under revolver, net & borrowings under term loan, net	$542,461		$544,328		$(1,867)	(0.3)%
Total stockholders' and mezzanine equity	$336,814		$343,399		$(6,585)	(1.9)%
Properties owned	98	(2)	98	(2)	—	—%
Square feet owned	11,413,403	(2)	11,413,403	(2)	—	—%
Square feet leased	99.1%		99.1%		—%	—%

(1)	Includes a $1.8 million gain on sale of real estate from two property sales.

(2)	Includes one property classified as held for sale of $2.3 million, which totals 150,000 square feet.
Second Quarter Activity:
• Extended mortgage debt maturity date: Extended the maturity date on two variable rate mortgage notes totaling $13.0 million from July 2018 to July 2020;
• Issued stock under ATM programs: Issued 154,073 shares of common stock for net proceeds of $2.9 million and 50,124 shares of our Series D Preferred Stock for net proceeds of $1.2 million; and
• Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Second Quarter 2018 Results: Core FFO available to common shareholders for the three months ended June 30, 2018, was $11.8 million, or $0.40 per share, a 0.1% increase when compared to the three months ended March 31, 2018. Core FFO increased primarily due to an increase in rental income and tenant recovery revenues from our 2017 and 2018 acquisitions, partially offset by an increase in interest expense due to the increasing interest rate environment.
Net loss attributable to common stockholders for the three months ended June 30, 2018, was $(0.3) million, or $(0.01) per share, compared to net income available to common stockholders for the three months ended March 31, 2018, of $1.8 million, or $0.06 per share. A reconciliation of Core FFO to net (loss) income for the three months ended June 30, 2018 and March 31, 2018, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net (loss) income per weighted average share of common stock is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Extended mortgage debt maturity date: Extended the maturity date on one variable rate mortgage note totaling $4.0 million from September 2018 to September 2019;
• Entered acquisition negotiations: Entered contract negotiations to acquire a 156,000 square foot industrial property in the Columbus, Ohio market;
• Issued stock under ATM programs: Issued 83,430 shares of common stock for net proceeds of $1.6 million; and
• Declared distributions: Declared monthly cash distributions for July, August and September 2018 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Bob Cutlip: "Our financial results reflect consistent performance and stabilized revenues from our high same store property occupancy and the real estate investments made during 2017 and 2018, our ability to lease previously vacant space, and our deleveraging and capital recycling programs. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio as well as acquire properties in our target growth markets. We have successfully exited two non-core assets so far during 2018, including our only fully vacant asset, recognizing a net capital gain of $1.8 million. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets. Year to date, we have invested $14.3 million in an industrial property near the Mercedes-Benz assembly plant in Alabama. We are extremely pleased with our solid performance over the last several years, and we believe our same store rents should be stable and rising as we continue our growth. We will continue to primarily focus on investing in new properties as we only have 3.5% of forecasted rental income expiring through 2019. We are looking forward to continued growth and success for our shareholders."
Conference Call: Gladstone Commercial will hold a conference call on Tuesday July 31, 2018, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through August 7, 2018.  To hear the replay, please dial (855) 859-2056 and use playback conference number 2479489. The live audio broadcast of the quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through September 30, 2018.
About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States.  Including payments through July 2018, Gladstone Commercial has paid 162 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid five consecutive quarterly cash distributions. The company has also paid 150 consecutive monthly cash distributions on its Series A Preferred Stock, 141 consecutive monthly cash distributions on its Series B Preferred Stock and 26 consecutive monthly cash distributions on its Series D Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.GladstoneCommercial.com.
About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstone.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  Gladstone Commercial believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by Gladstone Commercial’s operating portfolio and affect the comparability of the company’s period-over-period performance. These items include the adjustment for gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although Gladstone Commercial’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Gladstone Commercial’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates.

Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 14, 2018, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

+1-703-287-5893